Contacts:	Jeanne Glass	Dan Kaferle
	Investor Relations	Public Relations
	(631) 342-2131	(631) 342-2111
	jeanne.glass@ca.com	daniel.kaferle@ca.com

COMPUTER ASSOCIATES NAMES JEFF CLARKE CFO

Technology Industry Veteran Brings Extensive Strategic, Operational
 And Financial Expertise to CA

ISLANDIA, N.Y, April 1, 2004 - Computer Associates International, Inc. (CA), one of the world's largest software companies, today announced that technology industry veteran Jeff Clarke has been named executive vice president and chief financial officer, effective immediately.

"Jeff Clarke brings extensive financial and operations experience and is an outstanding addition to CA," said Chairman and CEO Sanjay Kumar.  "He joins a strong senior management team made up of long-term CA people as well as outstanding industry executives who have joined the company over the past few years.  The success of this or any company in this highly competitive industry is directly related to the strength of the people in key management positions, and Jeff clearly already has established himself as an outstanding leader."

Clarke, 42, who has nearly twenty years of experience in the technology industry, served as the senior vice president, finance and administration and chief financial officer at Compaq Computer Corporation from 2001 until the completion of its merger with Hewlett-Packard Co. (HP) in mid-2002.  Until late last year, he served as HP's executive vice president of global operations, a position that put him in charge of the company's supply chain, customer-to-cash, and logistics operations.  In that post, Clarke managed HP's $50 billion procurement function.

Clarke said he will work to build upon CA's already strong financial position.

"With consistent cash flow, a predictable and strong revenue stream and decreasing debt, CA clearly is a fiscally strong leader in the software sector," Clarke said.  "Over the past three years, CA has set itself apart from others by adopting a subscription-based business model, which is the most transparent in the industry.  This gives investors a real advantage in evaluating the company, and I believe it gives the company a clear advantage in serving its customers as well."

Clarke takes over the chief financial officer role from Douglas Robinson who has served on an interim basis for the past six months.  Robinson will continue at CA as senior vice president for finance and will report directly to Clarke.

"We owe Doug Robinson a debt of gratitude for the outstanding job he has done over the past two quarters," Kumar said.  "He will continue to serve as an integral part of CA's Finance Department and will play an invaluable role for Jeff Clarke."

Following the $19 billion merger of Compaq and HP in 2002, Clarke played a key role in integrating the financials, operations and cultures of the two companies.  As executive vice president, merger integration, he was widely credited with leading the team which identified and captured more than $3.5 billion in post-merger savings.

Clarke began his career with Digital Equipment Corporation in 1985, filling a number of financial positions including financial director for Digital France.  He joined Compaq in 1998 following its acquisition of Digital and served as the vice president, Compaq Strategic Finance and later as the vice president, Finance and Strategy, Worldwide Sales and Services before being named the chief financial officer.

About CA

Computer Associates International, Inc. (NYSE:CA), one of the world's largest software companies, delivers software and services that enable organizations to manage their IT environments.  Focus areas include network and systems management, storage and security management, portal and business intelligence, and application life cycle management.  Founded in 1976, CA is headquartered in Islandia, N.Y., and operates in more than 100 countries.  For more information on CA, please visit http://ca.com.

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© 2004 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.